Exhibit 99.1
News Release
Pentair Provides Financial Outlook for 2015;
Reaffirms Full Year 2014 Outlook

•	Company provides full year 2015 EPS outlook of $4.20 to $4.35

•	Reaffirms 2014 adjusted EPS outlook of $3.72 to $3.74
Reconciliations of GAAP to Non-GAAP measures are in the attached financial tables.
MANCHESTER, United Kingdom — December 17, 2014 — Pentair plc (NYSE: PNR) today provided its outlook for 2015 and reaffirmed its fourth quarter and full year 2014 sales and earnings outlook.
For full year 2015, the company is providing an adjusted earnings per diluted share (EPS) outlook of $4.20 to $4.35, which represents an increase of 13 to 17 percent from the mid-point of the 2014 adjusted EPS outlook. The company anticipates full year 2015 sales to be approximately $7.2 billion, or up 2 to 4 percent on a core basis compared to estimated 2014 sales. The company expects to generate greater than $925 million in free cash flow or greater than 115% of net income in 2015.
"We had another successful year of integration and made significant progress in expanding our operating margins, generating strong free cash flow, and returning cash to shareholders," said Randall J. Hogan, Chairman and Chief Executive Officer. "While we expect modest global GDP growth next year, we expect to deliver another year of solid margin expansion, mid-teens adjusted EPS growth, and free cash flow well in excess of net income."
Pentair expects fourth quarter 2014 adjusted EPS to be in the range of $1.02 to $1.04, up approximately 20 percent versus the same quarter last year's adjusted EPS. The company expects full year 2014 adjusted EPS to be in the range of $3.72 to $3.74, which represents an increase of 22 percent over 2013 adjusted EPS of $3.05.

CONFERENCE CALL
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company’s outlook on a two-way conference call with investors at 9:00 a.m. Eastern today. A live audio webcast of the call, along with the related presentation, can be accessed in the Investors section of the company’s website, www.pentair.com, shortly before the call begins. Reconciliations of non-GAAP financial measures are set forth in the attachments to this release and in the presentation, both of which can be found on Pentair’s website. The webcast and presentation will be archived at the company’s website following the conclusion of the event.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains statements that we believe to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact are forward-looking statements. Without limitation, any statements preceded or followed by or that include the words “targets,” “plans,” “believes,” “expects,” “intends,” “will,” “likely,” “may,” “anticipates,” “estimates,” “projects,” “should,” “would,” “positioned,” “strategy,” “future” or words, phrases or terms of similar substance or the negative thereof, are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond our control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the ability to successfully integrate the Flow Control business and achieve expected benefits from such combination; the ability to successfully complete the disposition of our Water Transport business on anticipated terms and timetable; overall global economic and business conditions; competition and pricing pressures in the markets we serve; the strength of housing and related markets; volatility in currency exchange rates and commodity prices; inability to generate savings from excellence in operations initiatives consisting of lean enterprise, supply management and cash flow practices; increased risks associated with operating foreign businesses; the ability to deliver backlog and win future project work; failure of markets to accept new product introductions and enhancements; the ability to

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successfully identify, complete and integrate acquisitions; the impact of changes in laws and regulations, including those that limit U.S. tax benefits; the outcome of litigation and governmental proceedings; the ability to achieve our long-term strategic operating goals; and the ability to achieve the expected benefits from our recent redomicile. Additional information concerning these and other factors is contained in our filings with the U.S. Securities and Exchange Commission (“SEC”), including in our 2013 Annual Report on Form 10-K. All forward-looking statements speak only as of the date of this report. We assume no obligation, and disclaim any obligation, to update the information contained in this report.

ABOUT PENTAIR PLC
Pentair plc (www.pentair.com) delivers industry-leading products, services and solutions for its customers’ diverse needs in water and other fluids, thermal management and equipment protection. With 2013 revenues of $7.0 billion, Pentair employs approximately 30,000 people worldwide.

PENTAIR CONTACTS:
Jim Lucas
Vice President, Investor Relations
Direct: 763-656-5575
Email: jim.lucas@pentair.com

Betsy Day
Corporate Communications
Direct: 763-267-2437
Email: betsy.day@pentair.com

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Pentair plc and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2014 to the “Adjusted” non-GAAP excluding the effect of 2014 adjustments (Unaudited)

	Actual		Forecast
In millions, except per-share data	First Quarter	Second Quarter	Full Year
Total Pentair
Net sales	$1,644.0	$1,834.1	approx	$7,100
Operating income—as reported	182.1	226.4	approx	939
% of net sales	11.1%	12.3%	approx	13.2%
Adjustments:
Restructuring and other	17.0	44.1	approx	61
Redomicile related expenses	1.5	8.8	approx	10
Operating income—as adjusted	200.6	279.3	approx	1,010
% of net sales	12.2%	15.2%	approx	14.3%
Net income from continuing operations attributable to Pentair plc—as reported	125.5	159.2	approx	667
Adjustments, net of tax	16.4	41.5	approx	58
Net income from continuing operations attributable to Pentair plc—as adjusted	$141.9	$200.7	approx	$725
Continuing earnings per ordinary share attributable to Pentair plc—diluted
Diluted earnings per ordinary share—as reported	$0.63	$0.81	approx	$3.43 - $3.45
Adjustments	0.08	0.21	approx	0.29
Diluted earnings per ordinary share—as adjusted	$0.71	$1.02	approx	$3.72 - $3.74

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Pentair plc and Subsidiaries
Reconciliation of the GAAP “As Reported” year ended December 31, 2013 to the “Adjusted” non-GAAP excluding the effect of 2013 adjustments (Unaudited)

In millions, except per-share data	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year
Total Pentair
Net sales	$1,663.7	$1,791.7	$1,713.3	$1,831.0	$6,999.7
Operating income —as reported	66.4	204.9	230.0	241.3	742.6
% of net sales	4.0%	11.4%	13.4%	13.2%	10.6%
Adjustments:
Inventory step-up and customer backlog	76.6	10.0	—	—	86.6
Restructuring and other	26.6	31.3	7.9	54.1	119.9
Pension and other post-retirement mark-to-market gain	—	—	—	(63.2)	(63.2)
Trade name impairment	—	—	—	11.0	11.0
Redomicile related expenses	—	—	—	5.4	5.4
Operating income—as adjusted	169.6	246.2	237.9	248.6	902.3
% of net sales	10.2%	13.7%	13.9%	13.6%	12.9%
Net income from continuing operations attributable to Pentair plc—as reported	45.2	138.6	165.0	162.9	511.7
Gain on sale of businesses, net of tax	(12.5)	—	—	(3.0)	(15.5)
Interest expense	—	1.6	—	—	1.6
Adjustments, net of tax	79.8	33.0	0.5	13.4	126.7
Net income from continuing operations attributable to Pentair plc—as adjusted	$112.5	$173.2	$165.5	$173.3	$624.5
Continuing earnings per ordinary share attributable to Pentair plc—diluted
Diluted earnings per ordinary share—as reported	$0.22	$0.67	$0.81	$0.81	$2.50
Adjustments	0.32	0.17	0.01	0.05	0.55
Diluted earnings per ordinary share—as adjusted	$0.54	$0.84	$0.82	$0.86	$3.05